Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports First Quarter 2011 Financial Results

-- Conference Call Today at 5:00 pm ET –-

BETHESDA, Md.--(BUSINESS WIRE)--May 10, 2011--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) (SPI) today reported its consolidated financial results for the quarter ended March 31, 2011. Sucampo reported a net loss of $6.9 million, or $0.17 per diluted share, for the first quarter of 2011, compared to a net income of $1.8 million, or $0.04 per diluted share, in the same period in 2010.

“We have continued the operational momentum gained towards the end of 2010 through the beginning of this year, most notably by expanding our rights to RESCULA® , making progress on achieving our key milestones, and the presentation of important clinical data for both lubiprostone and unoprostone isopropyl at major medical meetings,” said James J. Egan, Chief Operating Officer.

Financial Results

As previously reported, the Company acquired Sucampo AG (SAG) and its subsidiary (SAG-J) in December 2010 and this transaction has been accounted for as a merger of companies under common control and accounted for at historical costs. The financial information for these entities is consolidated and presented in both the current and historical periods. Additional information on the effect of including SAG and its subsidiary has been highlighted within the commentary and accompanying financial summary.

For the first quarter of 2011, Sucampo reported total revenue of $12.2 million, compared to $14.8 million for the same period in 2010. Key components of revenue in the first quarter of 2011 included product royalty revenue of $9.1 million and R&D revenue of $2.0 million, compared to $9.8 million and $4.1 million, respectively, in the same period of 2010. The decrease in product royalty revenue was due to a decrease in net sales as reported by Takeda. The decrease in R&D revenue was primarily due to decreased activity of our Japanese development program for lubiprostone under our agreement with Abbott.

Net sales of AMITIZA® (lubiprostone) as reported by Takeda, decreased 6.7%, to $50.7 million, for the first quarter 2011, from the $54.3 million recorded in the same period in 2010. Takeda recently informed Sucampo that the decrease in net sales for the quarter was mainly driven by an 88.3% increase in rebates to Medicare and Medicaid, compared to the same period in 2010. Takeda reported a 3.5% increase in gross sales compared to the same period in 2010, while AMITIZA Total Prescription growth (TRx) for the first quarter 2011 was 0.2% over the prior quarter.

Operating Expenses

R&D expenses were $9.2 million in the first quarter of 2011, compared to $5.4 million for the same period in 2010. The increase is primarily due to costs associated with the ongoing phase 3 clinical trial of lubiprostone in opioid-induced bowel dysfunction (OBD) patients with chronic non-cancer pain that commenced in August 2010 and an increase in other R&D activities.

G&A expenses were $9.7 million in the first quarter of 2011, compared to $5.9 million for the same period in 2010, which also included SAG expenses of $0.1 million now incorporated in the results. The increase in G&A expenses includes costs incurred in connection with ongoing legal matters, consulting and other professional expenses, including our dispute with Takeda and a CRO.

Selling and marketing expenses were $2.4 million in the first quarter of 2011, compared to $2.2 million for the same period in 2010.

Product royalties to related parties are nil in the first quarter of 2011 and 2010 following the December 2010 acquisition of SAG and incorporating their results in the comparatives. Prior to inclusion of SAG’s results, the Company had a royalty expense of $1.7 million in the first quarter of 2010.

Non-Operating Income (Expense)

Non-operating expenses were $0.7 million in the first quarter of 2011, compared to non-operating income of $0.8 million for the same period in 2010. Non-operating expenses for the first quarter of 2011 included $0.6 million in loan note interest, which is related to the SAG acquisition, compared to nil for the same period last year. The first quarter of 2011 includes a foreign exchange loss of $0.1 million compared to a gain of $0.6 million for the same period last year.

Net Income (Loss)

Net loss for the first quarter of 2011 was $6.9 million, compared to net income of $1.8 million for the same period in 2010, which included $2.1 million from SAG now incorporated in the results.

Comprehensive Income (Loss)

Comprehensive loss for the first quarter of 2011 was $6.5 million, compared to comprehensive income of $1.0 million for the same period in 2010, which included $1.3 million from SAG now incorporated in the results. Comprehensive loss for the first quarter 2011 includes $0.4 million foreign currency translation gain compared to a loss of $0.7 million in the same period last year.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At March 31, 2011, cash, cash equivalents, restricted cash and investments were $115.0 million, compared to $123.9 million at December 31, 2010. Net cash used in operating activities for the quarter was $6.0 million. Additionally the Company used $3.0 million in cash in relation to expanding its license agreement for unoprostone isopropyl.

First Quarter 2011 and Recent Highlights

  In March, SPI’s subsidiary, Sucampo Manufacturing and Research (SMR) entered into a license agreement with its partner company, R-Tech Ueno, Ltd., (RTU) (a related party) for unoprostone isopropyl, that expanded Sucampo’s rights beyond its previously agreed territory of the United States and Canada to all countries in Europe and the rest of the world except Japan, Korea, Taiwan and the People’s Republic of China. SMR has moved forward to reactivate the marketing approvals for RESCULA in Switzerland and the European Union for Glaucoma and Ocular Hypertension, the approved indications, and we anticipate filing the reactivations during the third quarter.
  Throughout the quarter, we continued discussions with the Food & Drug Administration (FDA) regarding requested changes to RESCULA’s label.
  Data from a phase 2 proof of concept clinical trial, sponsored by Sucampo’s partner RTU, of UF-021 (unoprostone isopropyl), in retinitis pigmentosa patients were reported at the Association for Research in Vision and Ophthalmology (ARVO) scientific conference on May 4, 2011, in Fort Lauderdale, Florida. We continue efforts to design trials for additional indications of unoprostone isopropyl.
  Data from two phase 3 studies of lubiprostone in Japanese chronic idiopathic constipation (CIC) patients were presented at the Digestive Disease Week (DDW) scientific conference on May 9, 2011, in Chicago, Illinois. We continue to anticipate that the review process for our marketing application for lubiprostone to the Japanese Pharmaceuticals and Medical Devices Agency, submitted in September 2010, for regulatory approval, will require approximately 16 months, from time of filing, to complete.
  Following initiation in December 2010 of our third phase 3 clinical trial of lubiprostone in OBD in patients with chronic, non-malignant pain, excluding those taking methadone, enrollment into the trial has continued and is on track to complete during the third quarter. The primary endpoint is an overall responder rate based on the change from baseline in the reported frequency of spontaneous bowel movements (SBMs). Sucampo plans to enroll a total of 420 patients at up to 140 sites in the U.S. and Europe.

  We are making progress in resolving the arbitration with Takeda at the International Court of Arbitration, International Chamber of Commerce. The arbitration was initiated under the applicable provisions of the Collaboration and License Agreement between Sucampo and Takeda, dated October 29, 2004, which specifies that New York law will govern the procedural and substantive aspects of the arbitration. The arbitrators have reset the hearing on Sucampo’s claims to conclude by mid-December 2011, but it is not known if the arbitration will remain on schedule or how long thereafter the arbitration proceedings will conclude.
  Sucampo announced the appointment of Cary J. Claiborne as Interim Chief Financial Officer and Andrew P. Smith, FCMA, as Principal Accounting Officer of SPI and Director, Finance of Sucampo Pharma Europe, Ltd.

Progress towards key milestones for 2011

Sucampo is on track to achieve its five key milestones for 2011, which are:

  Completion of enrollment in our recently initiated third phase 3 clinical trial for lubiprostone for OBD which we anticipate reaching during the third quarter of 2011;
  Gain approval of an enhanced, commercially viable label for RESCULA to support a re-launch in the U.S. for the currently approved indication of the lowering of intraocular pressure (IOP) in open-angle glaucoma and ocular hypertension in patients who are intolerant of or insufficiently responsive to other IOP lowering medications;
  Submitting a Marketing Approval Application (MAA) for lubiprostone for the treatment of CIC in the United Kingdom;
  Integration of SAG into the corporate structure in order to achieve the operational efficiencies afforded by our December 2010 acquisition;
  Make substantial progress towards successfully resolving our dispute with our U.S. partner, Takeda.

Company to Host Conference Call Today

In conjunction with its fourth quarter and full year financial results, Sucampo will host a conference call at 5:00 pm Eastern today. To participate on the live call, please dial 866-783-2138 (domestic) or 1-857-350-1597 (international), and provide the participant passcode 43306772, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 1-617-801-6888 (international), with the passcode 55806927.

A live and archived audio webcast of the call will be available via the "For Investors" page of the Sucampo Pharmaceuticals, Inc. website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals Inc.'s website approximately 10 minutes prior to the scheduled start time.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc., an international pharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Advisor, International Business Development and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

About AMITIZA (lubiprostone) for Chronic Idiopathic Constipation and Irritable Bowel Syndrome with Constipation

AMITIZA (lubiprostone) is indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women >18 years of age and older.

AMITIZA is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. Patients with symptoms suggestive of mechanical gastrointestinal obstruction should be thoroughly evaluated by the treating healthcare provider to confirm the absence of such an obstruction prior to initiating AMITIZA treatment.

The safety of AMITIZA in pregnancy has not been evaluated in humans. AMITIZA should be used during pregnancy only if the benefit justifies the potential risk to the fetus. Women who could become pregnant should have a negative pregnancy test prior to beginning therapy with AMITIZA and should be capable of complying with effective contraceptive measures.

Patients taking AMITIZA may experience nausea. If this occurs, concomitant administration of food with AMITIZA may reduce symptoms of nausea. Patients who experience severe nausea should inform their healthcare provider. AMITIZA should not be prescribed to patients that have severe diarrhea. Patients should be aware of the possible occurrence of diarrhea during treatment and inform their healthcare provider if the diarrhea becomes severe. Patients taking AMITIZA may experience dyspnea within an hour of first dose. This symptom generally resolves within three hours, but may recur with repeat dosing. Patients who experience dyspnea should inform their healthcare provider. Some patients have discontinued therapy because of dyspnea.

In clinical trials of AMITIZA (24 mcg twice daily vs. placebo: N=1113 vs. N=316) in patients with CIC, the most common adverse reactions (incidence >4%) were nausea (29% vs. 3%), diarrhea (12% vs. 1%), headache (11% vs.5%), abdominal pain (8% vs. 3%), abdominal distention (6% vs. 2%), and flatulence (6% vs. 2%).

In clinical trials of AMITIZA (8 mcg twice daily vs. placebo: N=1011 vs. N=435) in patients with IBS-C, the most common adverse reactions (incidence >4%) were nausea (8% vs. 4%), diarrhea (7% vs. 4%), and abdominal pain (5% vs. 5%).

In clinical trials of AMITIZA (24 mcg twice daily vs. placebo: N=1113 vs. N=316) in patients with CIC, AMITIZA reached the primary endpoint of the change from baseline in the mean number of SBMs, with statistical significance. These data demonstrated that AMITIZA increased the range of the number of spontaneous bowel movements (SBMs) in the treatment arms from 1.37 to 3.71-4.34 in Study SC0131 and 1.28 to 3.69-4.64 in Study SC0232, respectively. In the placebo arms of those studies, the range of SBMs went from 1.47 to 1.39-2.02 and from 1.52 to 1.85-2.47 in Study SC0131 and SC0232, respectively.

In clinical trials of AMITIZA (8 mcg twice daily vs. placebo: N=1011 vs. N=435) in patients with IBS-C, AMITIZA again met the primary endpoint, the percentage of overall responders in drug vs. placebo, with statistical significance. These data demonstrated that AMITIZA-treated patients in Study 431 responded to treatment at a higher rate (13.8% vs. 7.8%) or 76% response rate over placebo rate. In Study 432, AMITIZA-treated patients responded to treatment at a similarly high rate (12.1% vs. 5.7%) or 112% response rate over placebo rate. In trials designed to minimize the placebo effect, verum response rates were 76% and 112% over reported placebo rates in two separate, well-controlled, intent-to-treat pivotal trials. The trial designs were required by the FDA to minimize the placebo effect which is common in gastrointestinal studies and these particular treatment populations.

Reduce the dosage in CIC patients with moderate and severe hepatic impairment. Reduce the dosage in IBS-C patients with severe hepatic impairment.

Please see complete Prescribing Information in the U.S. at www.amitiza.com.

AMITIZA® is a registered trademark of Sucampo Pharmaceuticals, Inc. RESCULA® is a registered trademark of R-Tech Ueno, Ltd., and has been licensed to Sucampo.

Sucampo Forward-Looking Statement

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about the potential utility of AMITIZA and RESCULA to treat particular indications and expected data availability dates. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2010, and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Consolidating Information*
	2011	2010	2010	2010
			SAG	Consolidated Excluding SAG

Revenues:
Research and development revenue	$1,964	$4,057	$-	$4,057
Product royalty revenue	9,118	9,773	-	9,773
Co-promotion revenue	938	855	-	855
Contract and collaboration revenue	154	151	-	151
Total revenues	12,174	14,836	-	14,836

Operating expenses:
Research and development	9,220	5,366	-	5,366
General and administrative	9,697	5,894	135	5,759
Selling and marketing	2,418	2,187	-	2,187
Product royalties - related parties	-	-	(1,737)	1,737
Total operating expenses	21,335	13,447	(1,602)	15,049

Income (loss) from operations	(9,161)	1,389	1,602	(213)
Non-operating income (expense):
Interest income	70	213	2	211
Interest expense	(611)	-	-	-
Other income (expense), net	(135)	607	699	(92)
Total non-operating income (expense), net	(676)	820	701	119

Income (loss) before income taxes	(9,837)	2,209	2,303	(94)
Income tax benefit (provision)	2,928	(409)	(204)	(205)
Net income (loss)	$(6,909)	$1,800	$2,099	$(299)

Net income (loss) per share:
Basic net income (loss) per share	$(0.17)	$0.04	$0.05	$(0.01)
Diluted net income (loss) per share	$(0.17)	$0.04	$0.05	$(0.01)
Weighted average common shares outstanding - basic	41,851	41,847	41,847	41,847
Weighted average common shares outstanding - diluted	41,851	41,849	41,849	41,847

Comprehensive income (loss):
Net income (loss)	$(6,909)	$1,800	$2,099	$(299)
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax effect	11	(17)	-	(17)
Foreign currency translation	437	(745)	(765)	20
Comprehensive income (loss)	$(6,461)	$1,038	$1,334	$(296)

*Consolidating information provides additional information for three months ended March 31, 2010 on SAG and the Company prior to the December 2010 SAG acquisition which results are now incorporated in the Company’s results.

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	March 31,	December 31,
	2011	2010
ASSETS:

Current assets:
Cash and cash equivalents	$48,358	$49,243
Investments, current	48,481	54,524
Product royalties receivable	9,118	10,516
Unbilled accounts receivable	2,579	1,097
Accounts receivable, net	623	731
Prepaid and income taxes receivable	3,587	702
Deferred tax assets, net	99	243
Restricted cash	15,113	15,113
Prepaid expenses and other current assets	1,954	2,374
Total current assets	129,912	134,543

Investments, non-current	3,007	5,028
Property and equipment, net	1,993	2,025
Deferred tax assets, non-current	4,324	4,178
Other assets	9,467	3,499
Total assets	$148,703	$149,273

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$3,139	$4,199
Accrued expenses	17,180	10,216
Deferred revenue, current	4,763	4,987
Notes payable, current	19,522	19,522
Total current liabilities	44,604	38,924

Notes payable, non-current	45,009	44,439
Deferred revenue, non-current	7,872	8,321
Other liabilities	3,701	3,759
Total liabilities	101,186	95,443

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at March 31, 2011 and December 31, 2010; no shares issued and outstanding at March 31, 2011 and December 31, 2010	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at March 31, 2011 and December 31, 2010; 15,660,682 and 15,659,917 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	156	156
Class B common stock, $0.01 par value; 75,000,000 shares authorized at March 31, 2011 and December 31, 2010; 26,191,050 shares issued and outstanding at March 31, 2011 and December 31, 2010	262	262
Additional paid-in capital	58,616	58,468
Accumulated other comprehensive income	17,022	16,574
Accumulated deficit	(28,539)	(21,630)
Total stockholders' equity	47,517	53,830
Total liabilities and stockholders' equity	$148,703	$149,273

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended March 31, 2011
Research and development revenue	$1,448	$-	$516	$1,964
Product royalty revenue	9,118	-	-	9,118
Co-promotion revenue	938	-	-	938
Contract and collaboration revenue	141	-	13	154
Total revenues	11,645	-	529	12,174
Research and development expenses	7,326	527	1,367	9,220
Depreciation and amortization	227	5	17	249
Other operating expenses	11,275	304	287	11,866
Loss from operations	(7,183)	(836)	(1,142)	(9,161)
Interest income	69	1	-	70
Interest expense	-	(570)	(41)	(611)
Other non-operating income (expense), net	(4)	(199)	68	(135)
Loss before income taxes	$(7,118)	$(1,604)	$(1,115)	$(9,837)
Capital expenditures	$42	$6,000	$91	$6,133

Three Months Ended March 31, 2010
Research and development revenue	$1,304	$-	$2,753	$4,057
Product royalty revenue	9,773	-	-	9,773
Co-promotion revenue	855	-	-	855
Contract and collaboration revenue	141	-	10	151
Total revenues	12,073	-	2,763	14,836
Research and development expenses	2,140	176	3,050	5,366
Depreciation and amortization	218	3	9	230
Other operating expenses	7,268	310	273	7,851
Income (loss) from operations	2,447	(489)	(569)	1,389
Interest income	210	1	2	213
Other non-operating income (expense), net	(35)	628	14	607
Income (loss) before income taxes	$2,622	$140	$(553)	$2,209
Capital expenditures	$91	$-	$4	$95

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
kdesantis@sucampo.com